Exhibit 99.1

                              HOLLYWOOD MEDIA CORP.

          HOLLYWOOD MEDIA REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

    BOCA RATON, Fla., Aug. 12 /PRNewswire-FirstCall/ -- Hollywood Media Corp. (Nasdaq: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced financial results for the three and six month periods ending June 30, 2003.

    Mitchell Rubenstein, Chairman and CEO of Hollywood Media Corp., stated:
"We delivered 9.4% revenue growth in the second quarter (excluding barter revenue*), and we are experiencing continued demand for our products and services. We look forward to the rest of the year as we continue to focus on improving the bottom line."

    FINANCIAL RESULTS

    Net revenues for the three months ended June 30, 2003 increased
$0.9 million or 5.3% to $17.0 million from $16.1 million in the same period of 2002. Excluding barter revenue* from both quarters (barter revenue decreased from $0.6 million in the second quarter of 2002 to zero in the second quarter of 2003), revenue increased 9.4% to $17.0 million in the second quarter 2003 compared to $15.5 million in the second quarter of 2002. The net loss for the second quarter of 2003 was $1.9 million, a reduction of 73.3%, as compared to a net loss of $6.9 million in the second quarter of 2002. The net loss per share for the second quarter of 2003 was $0.09 as compared to $0.25 per share in the second quarter of 2002. Please note that the weighted average number of shares outstanding for the three months ended June 30, 2003 was 20,615,978 shares as compared to 28,276,884 shares in the comparable period in 2002.

    This improvement in the second quarter of 2003 was achieved even after considering that the Company recorded charges of $0.8 million in the second quarter of 2003 relating primarily to an accrual for ticketing gift certificates sold during the year ended December 31, 2002 and in the first quarter of 2003. These matters were not material to either the Company's previously reported annual 2002 or first quarter 2003 results.

    Net revenues for the six months ended June 30, 2003 increased $2.7 million or 9.4% to $31.5 million from $28.8 million in the same period of 2002. Excluding barter revenue* from both periods (barter revenue decreased from $1.3 million for the six months ended June 30, 2002 to zero for the six months ended June 30, 2003), for the six months ended June 30, 2003 revenue increased 14.8% to $31.5 million compared to $27.5 million for the six months ended June 30, 2002.

    The net loss for the six months ended June 30, 2003 was $4.7 million, a reduction of 67.2%, as compared to a net loss of $14.5 million for the six months ended June 30, 2002. The net loss per share for the six months ended June 30, 2003 was $0.23 as compared to $0.51 per share for the six months ended June 30, 2002.

     *NON-GAAP FINANCIAL MEASURES

    Revenues excluding barter are non-GAAP financial measures, and are provided for consideration in addition to, and not as a substitute for or superior to, reported revenues without such exclusion, which are also set forth above. Hollywood Media believes that revenues excluding barter may be useful information for investors regarding Hollywood Media's results of operations for the second quarter of 2003 and for the six months ended June 30, 2003, because such measures show growth in revenues without the effects of non-cash barter revenue, as Hollywood Media has decided to minimize its utilization of barter revenue arrangements. Barter revenue is offset by an equal amount of barter expense, and therefore does not impact the calculation of net loss.

    TELECONFERENCE INFORMATION

    The Company will host a teleconference to discuss its second quarter 2003 financial results. The conference call is scheduled for Tuesday, August 12, at 10:00 a.m. Eastern Time. To access the teleconference, please dial 646-862-1145 approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of the Company's website, located at http://www.hollywood.com/about_us/. Following prepared remarks, management will take questions from the audience via phone and e-mail. To ask a question via e-mail, please send your questions to questions@exec.hollywood.com in advance of, or during, the live call.

    If you are unable to listen to the live teleconference at its scheduled time, there will be a replay available through August 19, 2003, and can be accessed by dialing 800-633-8284 (U.S.), 402-977-9140 (Int'l), passcode
21157800. A replay of the teleconference will also be archived on the investor relations portion of the Company's website, and this press release is posted on the investor relations portion of the Company's website.

    ABOUT HOLLYWOOD MEDIA

    Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. On the strength of its history in developing comprehensive entertainment industry databases, as well as its major strategic partners and unique content, the Company has launched a network of media businesses. The Company's Data Business includes CinemaSource, EventSource, AdSource and Baseline/FilmTracker. The Company's Broadway Tickets business includes Theatre Direct International, Broadway.com and 1-800-Broadway. These services supply thousands of media outlets with specific information on entertainment events such as movies, live theater and concerts, and sell tickets for Broadway. The Company's businesses also include an intellectual property business, as well as Hollywood.com and a minority interest in MovieTickets.com. In addition, the Company owns and operates two cable television networks, Totally Hollywood TV and Totally Broadway TV.

    Statements in this press release may be "forward-looking statements" within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate new businesses, our ability to develop strategic relationships, our ability to compete with other media, data and Internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.'s filings with the Securities and Exchange Commission including our Form 10-K for 2002. Such forward-looking statements speak only as of the date on which they are made, and Hollywood Media Corp. does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

     /CONTACT: John Buckley, buckley@braincomm.com, or Kim Holt, both of Brainerd Communicators, Inc., +1-212-986-6667, for Hollywood Media Corp./
    /Company News On-Call: http://www.prnewswire.com/comp/094769.html / /Web site: http://www.hollywood.com /
    (HOLL)

                           - Financial Tables Below -

                    HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                                 June 30,       December 31,
                                                   2003             2002
                                              ------------      ------------

                   ASSETS

    CURRENT ASSETS:
     Cash and cash equivalents                $  1,517,700      $  2,342,238
     Receivables, net                            1,271,804         1,845,063
     Inventories, net                            6,170,908         7,144,311
     Prepaid expenses                            1,474,675         1,026,454
     Other receivables                             784,952           510,532
     Other current assets                          324,393           247,532
     Deferred advertising - CBS                    418,051           924,780
                                              ------------      ------------
     Total current assets                       11,962,483        14,040,910

    PROPERTY AND EQUIPMENT, net                  2,912,640         3,563,569
    INVESTMENTS IN AND ADVANCES TO EQUITY
     METHOD INVESTEES                              858,022           610,172
    IDENTIFIABLE INTANGIBLE ASSETS, net          1,988,896         2,342,807
    GOODWILL, net                               40,813,683        40,773,968
    OTHER ASSETS                                   516,702           737,231
                                              ------------      ------------
    TOTAL ASSETS                              $ 59,052,426      $ 62,068,657
                                              ============      ============

     LIABILITIES AND SHAREHOLDERS' EQUITY

    CURRENT LIABILITIES:
     Accounts payable                         $  1,953,626      $  1,354,663
     Accrued expenses and other                  4,728,351         3,854,881
     Notes payable                                 300,000           250,000
     Loan from shareholder/officer                 400,000               -
     Accrued exit and retail closure costs             -              27,500
     Deferred revenue                            7,996,711         8,890,002
     Current portion of capital lease
      obligations                                  242,479           340,083
                                              ------------      ------------
     Total current liabilities                  15,621,167        14,717,129

    CAPITAL LEASE OBLIGATIONS, less
     current portion                               152,678           238,546
    DEFERRED REVENUE                               299,511           214,626
    MINORITY INTEREST                               48,149               -
    OTHER DEFERRED LIABILITY                     2,307,616         2,381,863
    CONVERTIBLE DEBENTURES, NET                  3,596,008         3,223,988

    COMMITMENTS AND CONTINGENCIES

    SHAREHOLDERS' EQUITY:
     Preferred Stock, $.01 par value,
      539,127 shares authorized; none
      outstanding                                      -                 -
     Common stock, $.01 par value,
      100,000,000 shares authorized;
      20,513,708 and 20,253,863 shares issued
      and outstanding  at March 31, 2003 and
      December 31, 2002, respectively              206,342           202,539
     Additional paid-in capital                277,735,143       277,261,293
     Accumulated deficit                      (240,914,188)     (236,171,327)
                                              ------------      ------------
     Total shareholders' equity                 37,027,297        41,292,505
                                              ------------      ------------
    TOTAL LIABILITIES AND SHAREHOLDERS'
     EQUITY                                   $ 59,052,426      $ 62,068,657
                                              ============      ============

                    HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          Six Months Ended June 30,  Three Months Ended June 30,
                          -------------------------  ---------------------------
                              2003          2002         2003         2002
                          -----------  ------------  -----------  -----------

    NET REVENUES          $31,539,930   $28,821,158  $16,977,115  $16,115,716

    COST OF REVENUES       23,596,143    19,297,233   13,027,598   11,061,072
                          -----------  ------------  -----------  -----------

        Gross margin        7,943,787     9,523,925    3,949,517    5,054,644
                          -----------  ------------  -----------  -----------


    OPERATING EXPENSES:
        General and
         administrative     3,558,810     3,097,661    1,667,578    1,245,679
        Selling and
         marketing            468,232     1,787,711      190,836      861,779
        Salaries and
         benefits           6,649,876     7,053,087    3,370,248    3,489,967
        Amortization of
         CBS advertising      506,729     9,602,743      316,706    5,025,145
        Depreciation and
         amortization       1,254,393     1,847,736      614,517      942,681
                          -----------  ------------  -----------  -----------

            Total
             operating
             expenses      12,438,040    23,388,938    6,159,885   11,565,251
                          -----------  ------------  -----------  -----------

            Operating
             loss          (4,494,253)  (13,865,013)  (2,210,368)  (6,510,607)

    EQUITY  IN EARNINGS -
     INVESTMENTS              806,126       230,958      801,721       14,575

    OTHER INCOME
     (EXPENSE):

        Interest expense     (675,687)     (455,328)    (333,026)    (237,705)
        Interest income        11,647        10,231        9,354        7,209
        Other, net              8,894         2,400       57,985      (18,446)
                          -----------  ------------  -----------  -----------

             Loss before
              minority
              interest     (4,343,273)  (14,076,752)  (1,674,334)  (6,744,974)

    MINORITY INTEREST        (399,588)     (393,411)    (179,015)    (189,411)
                          -----------  ------------  -----------  -----------

    NET LOSS              $(4,742,861) $(14,470,163) $(1,853,349) $(6,934,385)
                          ===========  ============  ===========  ===========

    Basic and diluted net
     loss per common
     share                     $(0.23)       $(0.51)      $(0.09)      $(0.25)
                          ===========  ============  ===========  ===========

    Weighted average
     shares outstanding    20,509,155    28,197,227   20,615,978   28,276,884
                          ===========  ============  ===========  ===========